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                                                                    Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CSX Corporation and subsidiaries for the registration of $800,000,000 of securities and to the incorporation by reference therein of our report dated February 9, 2000, except for Note 21 for which the date is January 24, 2001, with respect to the consolidated financial statements of CSX Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, and as restated in its Current Report on Form 8-K, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Richmond, Virginia
January 24, 2001